Exhibit 99.1

RMG Networks Reports Robust Sequential Revenue Growth for Third Quarter of 2015

Continues Strong Progress on Key Strategic Initiatives

Further Reduces Quarterly Cash Operating Expenses1

Significant Narrowing of Adjusted EBITDA Loss1

Third Quarter Highlights

•

Total revenues1 of $10.2 million increased 9% sequentially

•

Product revenues1 increased 10% sequentially

•

Professional Services revenue1 increased 38% sequentially, reflecting increased realization rates

•

Cash operating expenses1 reduced 10% sequentially

•

Announced multimillion dollar contract to provide transformational retail solution

•

Experienced strong customer acceptance following the launch of largest software platform upgrade in over five years

•

Completed strategic divestiture of Airline Media Network business

DALLAS, TX – 11/12/2015 – RMG Networks Holding Corporation (NASDAQ: RMGN), or RMG Networks™, a leading provider of technology-driven visual communications solutions, today announced its financial results for the third quarter ended September 30, 2015.

RMG Networks helps businesses increase productivity, efficiency and engagement through digital messaging. By combining best-in-class software, business applications, services and hardware, RMG Networks offers a single point of accountability for integrated data visualization and real-time performance management.

“In the third quarter, we saw solid progress in our strategy to reinvigorate growth and build towards achieving sustainable profitability” commented Robert Michelson, Chief Executive Officer. “During the quarter, our Enterprise revenues increased 9% sequentially, and for the first quarter since Q1 2014, revenues remained stable on a year-over-year basis. In addition to increasing revenue, we also further reduced our overall cost structure, positioning us closer to generating positive EBITDA.”

“During the third quarter, we increased sales in the U.S., our largest market, on a year-over-year basis for the first time in almost two years,” Mr. Michelson continued. “Globally, we increased new sales orders per sales person by over 90% versus the same quarter last year. We also brought to market the largest enhancement to our software platform in over 5 years, are delivering on our goal of diversifying away from contact center solutions and won several large contracts from high profile clients. Our introduction of new, innovative solutions that help organizations increase productivity and reduce costs is driving much of this progress.”

Michelson added, “This quarter marks the end of my first year with the company. It has been a productive year for RMG Networks, and I believe we are a much stronger company today than we were a year ago. Over the past several quarters, we have significantly enhanced our leadership team, strengthened our balance sheet, rationalized our cost structure and refined our focus with the strategic divestiture of our Airline Media Network business. Today, our sales and pipeline trends are encouraging, and we have a broader suite of solutions for an increasingly efficient and effective sales organization to sell. I believe that we can further reduce our cost structure and capitalize on growth opportunities in our pipeline. I also expect that the effect of our work will be evident in improving financial results going forward.”

Third Quarter Financial Review

Financial results from RMG Networks’ Airline Media Networks business have been excluded from continuing operations and are reported as discontinued operations in the Consolidated Statement of Comprehensive Loss, due to the completion of the sale of this business on July 1, 2015. Prior year results have also been adjusted to report this business as discontinued operations. As a result, the financial results below reflect the Enterprise business at RMG Networks, reported as continuing operations.

1   Represents results from continuing operations. Cash operating expenses represents total operating expenses excluding depreciation, amortization, and stock-based compensation expenses.

In addition, “as-reported” results include the effects of purchase accounting, the impact of a large non-recurring contract and certain other items that management does not believe reflect the underlying performance of its business. Therefore, for ease of comparison, the following provides adjusted results for 2015 and 2014.

Adjusted Results2,3

Sequential Trends. Total adjusted revenues from continuing operations in the third quarter of 2015 were $10.2 million, up 9.2% from the second quarter of 2015.

•

Product sales revenue of $4.4 million increased 9.6% from $4.1 million in the second quarter of 2015, driven by improved sales execution during the quarter.

•

Maintenance & content services revenue of $3.7 million decreased slightly from the second quarter of 2015.

•

Professional services revenue of $2.1 million increased 38.1% from $1.5 million in the second quarter of 2015, as a result of improved productivity and realization rates.

Adjusted gross margin from continuing operations was 53.3% in the third quarter of 2015, compared to 55.6% in the second quarter of 2015, declining primarily due to a shift in sales mix consistent with typical seasonality.

Cash operating expenses from continuing operations declined to $6.8 million in the third quarter of 2015 from $7.6 million in the second quarter of 2015, resulting from continued efforts to reduce the company’s overall cost structure.

Adjusted EBITDA loss from continuing operations was $1.3 million, improving from a loss of $2.4 million in the second quarter of 2015, resulting primarily from an increase in revenue and reduction in operating expenses.

Year-over-Year Trends. Total adjusted revenues from continuing operations of $10.2 million were flat compared to the third quarter of 2014. This represents the first time since the first quarter of 2014 that revenues have not substantially declined on a year-over-year basis.

Adjusted gross margin from continuing operations of 53.3% improved slightly from 52.6% in the third quarter of 2014.

Adjusted EBITDA loss from continuing operations of $1.3 million increased slightly from $1.1 million in the third quarter of 2014.

Reported Results

Third Quarter. Total reported revenue from continuing operations for the quarter ended September 30, 2015 was $10.2 million compared to total reported revenue from continuing operations of $10.0 million for the same quarter last year.

Operating loss from continuing operations for the quarter ended September 30, 2015 was $2.6 million compared to operating income from continuing operations of $0.2 million for the same quarter last year.

Revolving Credit Facility

As was recently announced, the company entered into new $7.5 million revolving credit facility with Silicon Valley Bank. The credit facility has a scheduled maturity date of October 13, 2017.

The credit facility was undrawn at the time of closing, and the company intends to use the new credit facility as needed to finance future growth and meet working capital needs. Availability under the credit facility is tied to a borrowing base formula. Borrowings under the credit facility will bear interest at a floating rate equal to the prime rate plus 1.25% or 2.25% per annum, depending on whether certain conditions are satisfied.

2   Represents adjusted results from continuing operations. The financial results associated with the company’s Airline Media Networks business for Q3 2015 and 2014 and Q2 2015 have been removed from continuing operations and classified as discontinued operations, due to the completion of the sale of the business on July 1, 2015.

3   GAAP revenue from continuing operations was $10.2 million, $9.3 million and $10.0 million for Q3 2015, Q2 2015, and Q3 2014, respectively. GAAP operating loss from continuing operations was $2.6 million and $2.4 million for Q3 and Q2 2015, respectively, and GAAP operating income from continuing operations was $0.2 million for Q3 2014. Please see the tables at the end of this press release for a reconciliation of GAAP results to adjusted results.

Business Outlook

“We continue to make tremendous operational progress in executing our financial turnaround strategy at RMG Networks. While we are not yet satisfied with our results, we believe the foundation we have laid and the progress we continue to make each quarter have put us on the right track toward delivering revenue growth and generating positive adjusted EBITDA over time,” noted Mr. Michelson. “Although we expect we can achieve profitability by increasing revenue and reducing our operating costs, the exact timing remains difficult to predict. We are, however, confident that we are getting closer to our ultimate goal of reaching long-term sustainable profitability.”

Conference Call

Management will host a conference call to discuss these results on Thursday, November 12, 2015 at 9 a.m. ET.  To access the call, please dial 1-866-428-4719 (toll free) or 1-704-908-0405 and reference conference 69276759.  The conference call will also be broadcast live over the Internet with an accompanying slide presentation, which can be accessed via the Investor Relations section of RMG Networks’ web site at http://ir.rmgnetworks.com/phoenix.zhtml?c=251935&p=irol-calendar. All participants should call or access the website approximately 10 minutes before the conference begins. The webcast and slide presentation will be available for replay for at least 90 days.

A telephonic replay of this conference call will also be available by dialing 1-855-859-2056 (toll free) or 1-404-537-3406 and entering passcode: 69276759 from 12 p.m. ET on November 12, 2015 until 11:59 p.m. ET on November 19, 2015.

© 2015 RMG Networks Holding Corporation. RMG Networks and its logo are trademarks and/or service marks of RMG Networks Holding Corporation.

About RMG Networks

RMG Networks (NASDAQ: RMGN) is a worldwide leader in intelligent visual communications that help businesses increase productivity, efficiency and engagement through digital messaging. By combining best-in-class software, hardware, business applications and services, RMG Networks offers a single point of accountability for integrated data visualization and real-time performance management. The company, who values 70% of the Fortune 100 as clients, is headquartered in Dallas, Texas, with additional offices in the United States, United Kingdom, Singapore and the United Arab Emirates. For more information, visit www.rmgnetworks.com.

About Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures as defined under SEC regulations, including Adjusted Revenue, Adjusted Gross Margin, Cash Operating Expenses and Adjusted EBITDA. In evaluating its business, RMG Networks considers and uses Adjusted Revenue, Adjusted Gross Margin, Cash Operating Expenses and Adjusted EBITDA as supplemental measures of its operating performance, and believes that many of the company’s investors use these non-GAAP measures to monitor the company’s performance. These measures should not be considered as a substitute for the most directly comparable GAAP measures and should not be used in isolation, but in conjunction with these GAAP measures.  Definitions and reconciliations between non-GAAP measures and relevant GAAP measures are set forth in the tables at the end of this press release.

Cautionary Note Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include, among others, compensation and other benefits derived from the sale of the Airline Media Networks business, guidance relating to future financial performance and expected operating results, such as revenue growth, our ability to achieve profitability, our position within the markets that we serve, efforts to grow our business and the impact of litigation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the company's ability to raise additional capital on satisfactory terms, or at all; success in retaining or recruiting, or changes required in, its management and other key personnel; the limited liquidity and trading volume of the company's securities; the ability of the company to maintain its Nasdaq listing; the competitive environment in the markets in which the company operates; the risk that the anticipated benefits of acquisitions that the company may complete, may not be fully realized; the risk that any projections, including earnings, revenues, margins or any other financial items are not realized; changing legislation and regulatory environments; business development activities, including the company's ability to contract with, and retain, customers on attractive terms; the general volatility of the market price of the company's common stock; risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act); and general economic conditions.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

For RMG Networks Holding Corporation

Investor

Brett Maas / Rob Fink

646-536-7331 / 646-415-8972

ir@rmgnetworks.com

or

Media
Julie Rasco
800-827-9666
Julie.Rasco@rmgnetworks.com

Source: RMG Networks

(Financial tables appear below)

RMG Networks Holding Corporation

Consolidated Balance Sheets

September 30, 2015 and December 31, 2014

(In thousands, except share and per share information)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,714	$3,077
Accounts receivable, net of allowance for doubtful accounts of $653 and $234, respectively	8,236	13,061
Inventory, net	1,204	1,461
Deferred tax assets	-	7
Prepaid assets	1,202	1,175
Current assets of discontinued operations	-	2,811
Total current assets	16,356	21,592
Property and equipment, net	4,693	5,230
Property and equipment of discontinued operations, net	-	456
Intangible assets, net	9,541	11,519
Loan origination fees	-	743
Non-current deferred tax assets	32	-
Other assets	224	177
Other assets of discontinued operations	-	73
Total assets	$30,846	$39,790
Liabilities and Stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,979	$4,349
Accrued liabilities	5,407	3,456
Loss on long-term contract	1,752	2,649
Deferred revenue	6,912	7,492
Liabilities of discontinued operations	-	5,146
Total current liabilities	16,050	23,092
Notes payable – non-current	-	14,000
Warrant liability	145	1,447
Deferred revenue – non-current	1,448	1,478
Loss on long-term contract - non-current	92	1,036
Deferred rent and other	2,103	2,283
Non-current liabilities of discontinued operations	-	342
Total liabilities	19,838	43,678
Stockholders’ equity (deficit):
Common stock, $.0001 par value, (250,000,000 shares authorized; 37,182,041 and 12,467,756 shares issued; 36,882,041 and 12,167,756 shares outstanding, at September 30, 2015 and December 31, 2014, respectively.)	4	1
Additional paid-in capital	107,870	82,090
Accumulated comprehensive income (loss)	(59)	6
Retained earnings (accumulated deficit)	(96,327)	(85,505)
Treasury Stock, at cost (300,000 shares)	(480)	(480)
Total stockholders’ equity (deficit)	11,008	(3,888)
Total liabilities and stockholders’ equity (deficit)	$30,846	$39,790

RMG Networks Holding Corporation

Consolidated Statements of Comprehensive Loss

For the Three and Nine Months Ended September 30, 2015 and September 30, 2014

(In thousands, except share and per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Products	$4,442	$4,161	$11,578	$9,474
Maintenance and content services	3,655	4,140	11,048	12,045
Professional services	2,097	1,696	6,217	5,648
Total Revenue	10,194	9,997	28,843	27,167
Cost of Revenue:
Products	2,798	2,840	6,853	7,153
Maintenance and content services	594	694	1,737	2,210
Professional services	1,372	1,309	4,245	4,394
Loss (Gain) on long-term contract	-	(2,757)	(444)	1,373
Total Cost of Revenue	4,764	2,086	12,391	15,130
Gross Profit	5,430	7,911	16,452	12,037
Operating expenses:
Sales and marketing	2,191	2,741	6,896	9,729
General and administrative	3,876	2,842	12,994	12,264
Research and development	1,118	638	2,668	2,316
Acquisition expenses	-	378	-	378
Depreciation and amortization	863	1,152	2,881	3,505
Total operating expenses	8,048	7,751	25,439	28,192
Operating income (loss)	(2,618)	160	(8,987)	(16,155)
Other Income (Expense):
Gain on change in warrant liability	246	772	1,303	183
Interest (expense) and other income – net	(121)	(1,100)	(1,457)	(1,195)
Loss before income taxes and discontinued operations	(2,493)	(168)	(9,141)	(17,167)
Income tax expense (benefit)	29	(1,343)	29	(1,608)
Total income (loss) from continuing operations	(2,522)	1,175	(9,170)	(15,559)
Loss from discontinued operations, net of taxes	(1,019)	(18,738)	(3,994)	(30,463)
Gain on sale of discontinued operations, net of taxes	2,340	-	2,340	-
Net loss	(1,201)	(17,563)	(10,824)	(46,022)
Other comprehensive income (loss) -
Foreign currency translation adjustments	(140)	(200)	(65)	(98)
Total comprehensive loss	$(1,341)	$(17,763)	$(10,889)	$(46,120)
Net income (loss) per share of Common Stock (basic and diluted):
Continuing operations	$(0.07)	$0.10	$(0.37)	$(1.28)
Discontinued operations	0.04	(1.54)	(0.07)	(2.51)
Net income (loss) per share of Common Stock (basic and diluted):	(0.03)	(1.45)	(0.43)	(3.79)
Weighted average shares used in computing basic and diluted net income (loss) per share of Common Stock	36,882,041	12,132,973	24,932,277	12,151,630

RMG Networks Holding Corporation

Consolidated Statements of Cash Flows (Inclusive of Discontinued Operations)

For the Nine Months Ended September 30, 2015 and September 30, 2014

(In thousands)

	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(10,824)	$(46,022)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,024	5,399
Gain on sale of discontinued operations	(2,340)	-
Gain on change in warrant liability	(1,303)	(183)
Impairment of intangible assets and goodwill	-	24,422
Impairment of fixed assets	160	-
Stock-based compensation	1,197	1,483
Non-cash treasury stock	-	(480)
Non-cash loan origination fees	742	171
Non-cash consulting expense	320	385
Non-cash directors’ fees	31	116
Allowance for doubtful accounts	460	-
Deferred tax (benefit)	7	(212)
Changes in operating assets and liabilities:
Accounts receivable	4,745	11,167
Inventory	249	1,713
Other current assets	88	31
Non-current deferred tax assets	(32)	-
Other assets, net	(293)	11
Accounts payable	(2,405)	(3,236)
Accrued liabilities	329	(94)
Deferred revenue	(579)	(2,181)
Loss (gain) on long-term contract	(1,840)	2,204
Deferred rent and other liabilities	(522)	514
Net cash used in operating activities	(8,786)	(4,792)

Cash flows from investing activities
Proceeds from sale of discontinued operations	1,190	-
Purchases of property and equipment	(356)	(2,300)
Net cash provided by (used) in investing activities	834	(2,300)

Cash flows from financing activities
Proceeds from long-term debt	1,000	4,000
Conversion of preferred to common stock	(41)	-
Issuance of preferred shares, net of issuance costs	9,627	-
Net cash provided by financing activities	10,586	4,000

Effect of exchange rate changes on cash	3	(98)

Net increase (decrease) in cash and cash equivalents	2,637	(3,190)
Cash and cash equivalents, beginning of period	3,077	8,236
Cash and cash equivalents, end of period	$5,714	$5,046

RMG Networks Holding Corporation

Reconciliation of Gross Profit from Continuing Operations

For The Three Months Ended September 30, 2015

(In thousands)

	Three Months Ended September 30, 2015 (GAAP)	Adjusted (Non-GAAP)

Revenue:
Advertising	$-	$-
Product sales	4,442	4,442
Maintenance and content services	3,655	3,655
Professional services	2,097	2,097
Total Revenue	10,194	10,194

Cost of Revenues:
Advertising	-	-
Product sales	2,798	2,798
Maintenance and content services	594	594
Professional services	1,372	1,372
Loss on long-term contract	-	-
Total Cost of Revenue	4,764	4,764

Gross Profit	$5,430	$5,430

Financial results from RMG Networks’ Airline Media Networks business have been excluded from continuing operations and are reported as discontinued operations in the Consolidated Statement of Comprehensive Loss due to the completion of the sale of this business on July 1, 2015. As a result, these financial results reflect the Enterprise business at RMG Networks, reported as continuing operations.

RMG Networks Holding Corporation

Reconciliation of Gross Profit from Continuing Operations

For The Three Months Ended September 30, 2014

(In thousands)

	Three Months Ended September 30, 2014 (GAAP)	Purchase Price Accounting Adjustment	Loss on Long-Term Contract	Adjusted (Non-GAAP)
	(Unaudited)
Revenue:
Advertising	$-	$-	$-	$-
Product sales	4,161	-	-	4,161
Maintenance and content services	4,140	210	-	4,350
Professional services	1,696	-	-	1,696
Total Revenue	9,997	210	-	10,207

Cost of Revenues:
Advertising	-	-	-	-
Product sales	2,840	-	-	2,840
Maintenance and content services	694	-	-	694
Professional services	1,309	-	-	1,309
Loss on long-term contract	(2,757)	-	2,757	-
Total Cost of Revenue	2,086	-	2,757	4,843

Gross Profit	$7,911	$210	$(2,757)	$5,364

Financial results from RMG Networks’ Airline Media Networks business have been excluded from continuing operations and are reported as discontinued operations in the Consolidated Statement of Comprehensive Loss due to the completion of the sale of this business on July 1, 2015. As a result, these financial results reflect the Enterprise business at RMG Networks, reported as continuing operations.

RMG Networks Holding Corporation

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(In thousands)

	Third Quarter
	2015	2014

Operating income (loss) per Statements of Comprehensive Loss	$(2,618)	$160

Revenues that would have been recognized in the period had the balance in deferred revenue at the acquisition date not been required to be adjusted to market value at the acquisition date in accordance with GAAP purchase accounting guidelines	-	210

Depreciation and amortization	863	1,152
Stock-based compensation	405	(261)
Loss on long-term contract	-	(2,757)
Acquisition expenses	-	378

Adjusted EBITDA	$(1,350)	$(1,118)

Financial results from RMG Networks’ Airline Media Networks business have been excluded from continuing operations and are reported as discontinued operations in the Consolidated Statement of Comprehensive Loss due to the completion of the sale of this business on July 1, 2015. As a result, these financial results reflect the Enterprise business at RMG Networks, reported as continuing operations.